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Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MICROSEMI CORPORATION,
a Delaware corporation

Microsemi Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Company"), DOES HEREBY CERTIFY:

FIRST:    That at a meeting of the Board of Directors of the Company, the Directors adopted a resolution setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. To follow is the resolution setting forth the proposed amendment:

          RESOLVED, that the first sentence of Paragraph FOURTH of the Company's Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

    "The total number of shares of stock which the Corporation shall have the authority to issue is two hundred fifty one million (251,000,000) shares, consisting of a class of one million (1,000,000) shares of Preferred Stock of the par value of $1.00 per share, and a class of two hundred fifty million (250,000,000) shares of Common Stock of the par value of $0.20 per share (the Preferred Stock, par value $1.00 per share, being herein referred to as "Preferred Stock"; and the Common Stock, par value $0.20 per share, being herein referred to as "Common Stock")."

SECOND:    That thereafter, pursuant to resolution of the Board of Directors of the Company, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly executed by a duly authorized officer of the Corporation on the 23rd day of April 2008.

MICROSEMI CORPORATION, a Delaware corporation

By:	/s/ JOHN W. HOHENER John W. Hohener Vice President, Chief Financial Officer, Secretary and Treasurer

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  Exhibit 3.1.1
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MICROSEMI CORPORATION, a Delaware corporation